SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

==============================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                CINEMA RIDE, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                   95-4417467
 ------------------------------        -----------------------------------
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)


    12001 Ventura Place, Suite 340
      Studio City, California                        91604
  --------------------------------------           --------
 (Address of principal executive offices)         (Zip Code)


                           2003 Consultant Stock Plan
                           --------------------------
                            (Full title of the plan)

                               Mitchell J. Francis
                         12001 Ventura Place, Suite 340
                          Studio City, California 91604

                     (Name and address of agent for service)

                                 (818) 761-1002
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                        Proposed maximum      Proposed maximum
Title of Securities    Amount to be    offering price per    aggregate offering        Amount of
 to be registered      registered(1)        share(2)              price(2)         registration fee
------------------- ---------------- ---=---------------- --------------------- --------------------
------------------- ---------------- -------------------- --------------------- --------------------

------------------- ---------------- -------------------- --------------------- --------------------
------------------- ---------------- -------------------- --------------------- --------------------
Common Stock           1,600,000               $0.54               $864,000              $109.47
------------------- ---------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the last sale reported on March 1, 2004, as reported on the OTC Electronic Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference into this registration statement:

(a) The Annual Report for the fiscal year ended December 31, 2002, filed by the registrant with the Securities and Exchange Commission (the "Commission") on Form 10KSB June 5, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The Quarterly Report for the quarter ended March 31, 2003 filed on Form 10QSB on June 26, 2003.

(c) The Quarterly Report for the quarter ended June 30, 2003 filed on Form 10QSB on August 7, 2003.

(d) The Current Report on Form 8-K for October 8, 2003 filed with the Commission on October 10, 2003.

(e) The Quarterly Report for the quarter ended September 30, 2003 filed on Form 10QSB on November 14, 2003.

(f) The description of the registrant's common stock, which is included in the Annual Report for the fiscal year ended December 31, 2002, filed with the Commission on Form 10KSB June 5, 2003.

(g) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable. The class of securities to be offered is registered under
Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

     Richardson & Patel LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its officers and directors to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law ("DGCL").

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     In addition, the Registrant's Certificate of Incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.


Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.

        5.   Opinion regarding legality

       23.1  Consent of Weinberg & Company, P.A.
       23.2  Consent of Richardson & Patel LLP(included in Exhibit 5)
       99.   2003 Consultant Stock Plan

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Studio City, State of California, on this 25th day of February, 2004.

                                            CINEMA RIDE, INC.
                                            A Delaware Corporation


                                                /s/ Mitchell J. Francis
                                                -----------------------
                                            By:  Mitchell J. Francis
                                            Its: Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


Dated:  February 25, 2004
                                                /s/ Mitchell S. Francis
                                                -----------------------
                                                 Mitchell J. Francis, Chairman


Dated:  February 25, 2004                       /s/ Benjamin Frankel
                                                --------------------
                                                 Benjamin Frankel, Director


Dated:  February 25, 2004                       /s/ Norman Feirstein
                                                --------------------
                                                 Norman Feirstein, Director

                                INDEX TO EXHIBITS

Exhibit Number    Description

5.                Opinion regarding legality

23.1              Consent of Weinberg & Company, P.A.

23.2              Consent of Richardson & Patel LLP (included in Exhibit 5)

99.               2003 Consultant Stock Plan


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